Exhibit (b)(2)
EXECUTION COPY
January 13, 2010
CONFIDENTIAL
72 Mobile Holdings, LLC
c/o S.A.C. Private Capital Group, LLC
540 Madison Avenue, 9th FL
New York, NY 10022
Attention: Frank Baker

Re:	Project Air — Amendment to $170,000,000 Senior Secured Loan Commitment Letter
Ladies and Gentlemen:
     Reference is made to (a) the Commitment Letter dated as of December 17, 2009, between GSO Capital Partners LP (“GSO”), on behalf of certain funds managed by GSO and 72 Mobile Holdings, LLC (“Air Newco”) and (b) the Summary of Indicative Terms and Conditions attached as Exhibit B thereto (the “Term Sheet”; such commitment letter, together with the Term Sheet and all other exhibits and annexes thereto, the “Commitment Letter”). Capitalized terms used herein without definition herein shall have the meanings set forth in the Commitment Letter.
     By their execution of this letter agreement (this “Amendment”), GSO and Air Newco hereby agree that the “INTEREST RATE” section of the Term Sheet is amended and restated in its entirety to read as follows:

“INTEREST RATE:	Initially 14.75%, payable quarterly in cash, provided that if the outstanding principal amount of the Senior Loan is less than $85,000,000, the interest rate will be 14.00%, payable quarterly in cash. The default interest rate will be 2.00% per annum above the foregoing, accruing during the continuance of any event of default and payable on demand.”
     On and after the execution of this Amendment by each of GSO and Air Newco, each reference in the Commitment Letter to “this Commitment Letter”, “this letter”, “hereunder”, “hereof” or words of like import referring to the Commitment Letter, and each reference in the Fee Letter to “the Commitment Letter”, “thereunder”, “thereof” or words of like import referring to the Commitment Letter, shall mean and be a reference to the Commitment Letter, as amended by this Amendment.
     This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an

72 Mobile Holdings, LLC
January 13, 2009

original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
     This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours, GSO CAPITAL PARTNERS LP, On behalf of certain funds managed by GSO
By:	/s/ George Fan
	Name:	George Fan
	Title:	Chief Legal Officer

Accepted and agreed as of the date first above written:

72 MOBILE HOLDINGS, LLC

By:	/s/ Peter Berger

	Name:	Peter Berger
	Title:	President